Filed Pursuant to Rule 424(b)(3)

File No. 333-233021

PROSPECTUS SUPPLEMENT No. 1, dated April 2, 2020

GULFSLOPE ENERGY, INC.

444,095,238 Shares of Common Stock

This prospectus relates to the sale of up to 444,095,238 shares of our common stock which may be resold from time to time by the selling security holders identified in this prospectus. The selling security holders acquired the shares of common stock offered by this prospectus in a series of transactions beginning in March 2019. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted. See “Selling Security Holders” beginning on page 18 of the prospectus for a complete description of the selling security holders.

The selling security holders will receive all proceeds from the sale of our common stock, and therefore we will not receive any of the proceeds from their sale of shares of our common stock. The shares which may be resold by the selling security holders constituted approximately 41% of our issued and outstanding common stock on the date of this prospectus.

The market for the common stock is limited, sporadic and volatile. The selling security holders are offering these shares of common stock. The selling security holders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling security holders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is quoted on both the OTC Bulletin Board (“OTCBB”) and the OTCQB quotation systems under the symbol “GSPE.” The last bid price of our common stock on April 1, 2020 was $0.0100 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 7 of the prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares

Recent Developments

We have incorporated by reference into this prospectus supplement our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 that we filed with the SEC on December 30, 2019, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 that we filed with the SEC on February 14, 2020, our Current Report on Form 8-K that we filed with the SEC on October 28, 2019 and our Current Report on Form 8-K that we filed with the SEC on November 6, 2019. We are also updating certain information set forth below under the heading “Experts.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 2, 2020.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement. We are incorporating by reference into this prospectus supplement the documents listed below (except for the information furnished under Items 2.02 or 7.01 of a Current Report on Form 8-K and the exhibits furnished thereto):

●	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 that we filed with the SEC on December 30, 2019; and
●	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 that we filed with the SEC on February 14, 2020;
●	Our Current Report on Form 8-K that we filed with the SEC on October 28, 2019; and
●	Our Current Report on Form 8-K that we filed with the SEC on November 6, 2019.

You may request a copy of these documents, orally or in writing, which will be provided to you at no cost, by contacting:

GulfSlope Energy, Inc.

1331 Lamar Street, Suite 1665

Houston, Texas

Attention: Secretary

We post on our public website (http://www.gulfslope.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

You can find, copy and inspect information we file at the SEC’s public reference room, which is located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. You can also review our electronically filed reports and other information that we file with the SEC on the SEC’s web site at http://www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and the prospectus (and any amendments or supplements thereto) or information to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus supplement and the prospectus (and any amendments or supplements thereto).

EXPERTS

Pannell Kerr Forster of Texas, P.C., an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2019, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in the Registration Statement. Our consolidated financial statements are incorporated by reference in reliance on Pannell Kerr Forster of Texas, P.C.’s report, given on their authority as experts in accounting and auditing.

The financial statements as of September 30, 2018 and for the year then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.